UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2007
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 7, 2007, Barry Bycoff was appointed to the Board of Directors of Progress Software Corporation, effective immediately. It has not yet been determined on which, if any, standing committees of the Board of Directors Mr. Bycoff will serve. Mr. Bycoff will serve with Director Charles Kane on the Special Litigation Committee of the Board of Directors formed in connection with the pending derivative lawsuits.
     Mr. Bycoff has 25 years of experience in the computer and software industry, which includes the founding of Netegrity in 1996. He is currently a Venture Partner at Pequot Ventures, the venture investing arm of Pequot Capital Management. Mr. Bycoff also currently serves on the Board of Visitors at Duke University’s Pratt School of Engineering and as Chairman of the Board of Directors at Aveksa Inc. Mr. Bycoff holds an MBA degree from Boston University and a BA in Political Science and Psychology from the University of Massachusetts at Boston.
     Subject to the approval of the Compensation Committee of the Board of Directors, Mr. Bycoff will be granted an option to purchase 10,000 shares of our common stock. The grant will be made under our 1997 Stock Incentive Plan. The option will have a term of seven years and an exercise price equal to the closing price of our common stock on the date of grant. The option will vest in equal monthly increments over 60 months beginning on the first day of the month following the date of grant.
     There are no family relationships between Mr. Bycoff and any of our directors or executive officers. There is no arrangement or understanding between Mr. Bycoff and any other person pursuant to which he was selected as a director, nor are we aware, after inquiry of Mr. Bycoff, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.
Item 7.01 Regulation FD Disclosure
     On March 13, 2007, we issued a press release announcing Mr. Bycoff’s appointment, a copy of which is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
     99.1 Press Release dated March 13, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2007	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Norman R. Robertson
Senior Vice President, Finance and Administration and Chief Financial Officer